Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), entered into as of June 15, 2011 and effective as of July 1, 2011 (the “Effective Date”) (except Section 6 of this Agreement which shall be effective as of June 15, 2011), is entered into by and between Buccaneer Holdings, Inc., a Delaware corporation (together with any successor(s) thereto, the “Company”) and Tony G. Holcombe (the “Consultant”).

RECITALS

The Company and the Consultant are parties to that certain Employment Agreement, dated January 9, 2006, as amended December 30, 2008 (the “Employment Agreement”);

The Consultant has provided notice of his voluntary termination of employment from the Company effective as of Effective Date, and such termination of employment is intended to constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder;

Except as set forth herein, the Consultant will, effective as of the Effective Date, resign from any and all appointments he holds with the Company and any of its parents, subsidiaries and affiliates, as applicable, whether as an officer, employee, consultant, agent or otherwise, including, without limitation, as President and Chief Executive Officer of the Company;

The Company desires to engage the Consultant after such termination of employment to provide services to the Company pursuant to this Agreement for a certain period on and after the Effective Date, and the Consultant desires to provide such services to the Company; and

The Company and the Consultant deem it to be in their respective best interests to enter into this Agreement.

AGREEMENT

In consideration of the premises and mutual covenants contained herein, the Company and the Consultant agree as follows:

1. Services. The Company agrees to engage the Consultant, and the Consultant agrees to provide services to the Company, under the terms and conditions herein provided. During the Consulting Term (as defined below), the Consultant agrees to use his best efforts to advance the interests of the Company and its affiliates.

2. Term. This Agreement shall be effective as of the Effective Date and shall terminate on June 30, 2012. The Consultant’s period of services under this Agreement is hereinafter referred to as the “Consulting Term.” Any extension of the Consulting Term shall be subject to the mutual agreement of the parties hereto.

3. Duties. During the Consulting Term, the Consultant agrees to serve the Company in such capacity or capacities (and to perform such duties) as may be specified from time to time by the Company’s Chief Executive Officer or Board of Directors. In particular, the Consultant agrees that, to the extent reasonably requested by the Company’s Chief Executive Officer or Board of Directors, he shall (a) facilitate the successful transition of the individual who succeeds the Consultant as the Company’s President and Chief Executive Officer, (b) facilitate the transition of key customer relationships, (c) participate in key industry and trade association activities and events (and other business development activities) on behalf of the Company, (d) participate in key contract negotiations and renewals and (e) provide the Company with strategic advice with respect to any potential business acquisitions or divestitures. In connection therewith, the Consultant shall make himself reasonably available (by telephone or otherwise) to consult with the Company’s Chief Executive Officer and Board of Directors. In addition, the Consultant shall make himself available to travel in connection with his services hereunder if reasonably requested by the Company’s Chief Executive Officer or Board of Directors and any travel expenses associated therewith shall be reimbursed to the extent provided by Section 4(b). The Consultant shall report to the Company’s Chief Executive Officer and Board of Directors. In furtherance of the duties outlined herein, the Company shall, during the Consulting Term, provide the Consultant with office space and administrative support services at the Company headquarters in Tampa, Florida. The parties hereto acknowledge and agree that the Company intends to require the Consultant to, and the Consultant intends to, perform services during the Consulting Term at a level equal to or less than 20% of the average level of service the Consultant previously performed for the Company during the 36-month period immediately preceding the Effective Date.

4. Compensation/Expenses. During the Consulting Term:

(a) The Company shall pay to the Consultant a consulting fee of $150,000 per year, payable in equal monthly increments at such times and in accordance with such policies and procedures as shall be established by the Company from time to time, less any applicable deductions and withholding.

(b) The Consultant shall be entitled to prompt reimbursement by the Company for all of his reasonable ordinary and necessary travel and other expenses incurred by him during the Consulting Term (in accordance with the policies and procedures established by the Company for its consultants) in the performance of his duties hereunder; provided that the Consultant shall properly account for such expenses in accordance with the Company’s applicable policies and procedures.

5. Termination of Stock Options. The Consultant and the Company hereby acknowledge and agree that, notwithstanding anything in that certain Stock Option Agreement and Grant Notice, by and between Buccaneer Holdings, Inc. and the Consultant, dated April 6, 2011 (collectively, the “Option Agreement”) or the 2011 Equity Incentive Plan of Buccaneer Holdings, Inc., in connection with the Consultant’s termination of employment with the Company, as of the Effective Date, that certain option to purchase 1,333,333 shares of the Company’s common stock granted to the Consultant pursuant to the Option Agreement (the “Option”) (a) shall be forfeited in its entirety with respect to all shares subject to performance vesting covered thereby and (b) shall be forfeited with respect to 949,999.75 shares subject to time vesting covered thereby (with an equal number of shares forfeited from each tranche of shares subject to time vesting that would have vested on a vesting date on or after the Effective Date), without payment for such portion of the Option that is forfeited. For the avoidance of doubt, following such forfeiture, the Consultant shall have no further rights with respect to any shares subject to the portion of the Option forfeited pursuant to the immediately preceding sentence, but will retain rights with respect to an option to purchase an aggregate of 50,000 shares vesting in equal installments of 10,000 shares each on December 31 of each of 2011 through 2015. The Consultant and the Company shall enter into an amendment to the Option Agreement reflecting the terms of this Section 5.

6. Walk-Away Right. By signing this Agreement, the Consultant hereby elects to terminate his employment with the Company effective as of June 30, 2011. Notwithstanding anything to the contrary in the Employment Agreement, the Company and the Consultant acknowledge and agree that, for purposes of the Employment Agreement, the termination of employment described in this Section 6 will be deemed a termination by the Consultant for Good Reason (as defined in the

Employment Agreement) and, upon such termination, the Consultant shall be eligible for any severance payments or benefits due pursuant to Section 5(e) of the Employment Agreement. Without limiting the foregoing, pursuant to Sections 5(d) and 5(e) of the Employment Agreement (including the limitations in the provisos to Section 5(d)), the Consultant’s Base Salary (as defined in the Employment Agreement) as of June 30, 2011 shall continue to be paid according to regular payroll practices through June 30, 2012, subject to Section 25 (Amendment) (as defined below); the Consultant shall be paid his 2011 Target Bonus (as defined in the Employment Agreement), which equals $454,750, at such time as it would have been payable if the Consultant’s employment had not been terminated; and Company shall pay the Consultant’s COBRA premium (provided the Consultant elects COBRA) in the same percentage that it would have paid his health coverage premium if he continued as an active employee with the elected coverage, which payment shall continue for the 12 months. The Consultant’s entitlement to such payments and benefits shall not in any respect be subject to, or contingent upon, any requirements or obligations under this Agreement, or any services or duties that he may perform or be required to perform pursuant to this Agreement; provided, however, that any such severance payments and benefits are conditioned upon the Consultant’s execution of a release pursuant to Section 5(g) of the Employment Agreement, in accordance with Section 25 (Amendment), which shall be provided to the Consultant on or prior to July 7, 2011; and provided further that Section 5(g) is amended to conform to IRS Notice 2010-80 to provide that if the payment period set forth in Section 5(g) had overlapped two calendar years then payments would have commenced in the second year.

7. Independent Contractor. It is hereby understood and agreed by the Company and the Consultant that the Consultant’s rendering of the consulting services pursuant to this Agreement is as an independent contractor and not as an officer or employee of the Company or any of its affiliates, and that the Consultant’s retention as a consultant pursuant to this Agreement shall not entitle him to any benefits as an employee of the Company or any of its affiliates under any benefit plan maintained by the Company or any of its affiliates for its or their respective employees. It is further hereby understood and agreed by the Company and the Consultant that, as an independent contractor, the Consultant shall be responsible for complying with all applicable laws, rules and regulations concerning taxes, social security contributions, pension fund contributions, unemployment contributions and similar matters.

8. Authority. The Consultant hereby acknowledges and agrees that he shall have no right or authority to enter into any agreements or other arrangements in the name or on behalf of the Company, or to assume or create any obligation or liability of any kind whatsoever, express or implied, in the name or on behalf of the Company.

9. Amendments/Termination. This Agreement may not be amended or changed except by the written agreement of the Company and the Consultant. Notwithstanding anything to the contrary herein, upon the Consultant’s death or the Consultant’s disability, as determined by the Company in its good faith discretion, this Agreement shall terminate immediately and shall be of no further force or effect.

10. Not an Employment Contract. This Agreement is not a contract of employment between the Consultant and the Company, and the Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to the Consultant at any time.

11. Governing Law; Counterparts. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction). This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and, all of which taken together constitute one and the same agreement.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Successors and Assigns of the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Consultant hereby acknowledges and agrees that the consulting services to be performed by him pursuant to this Agreement are personal in nature and that he shall not assign any of his rights or delegate any of his duties or obligations under this Agreement to any other person or entity.

14. Prior Agreements. This Agreement constitutes the entire agreement of the parties with respect to the consulting services which are the subject matter hereof and replaces all provisions verbal and written agreements that the parties may have had relating to the such services. As of the Effective Date, the Employment Agreement shall terminate and be of no further force or effect, except that Sections 6 (Confidential Information), 7 (Non-Compete, Non-Solicitation), 23 (Executive’s Cooperation), 25 (Indemnification and Insurance) of the Employment Agreement and Section 25 (409A) of Amendment No. 1 to the Employment Agreement made on December 30, 2008 (such amendment, the “Amendment” and such section, “Section 25 (Amendment)”) shall survive and continue in full force and effect in accordance with their terms on and after the Effective Date and capitalized terms used in such sections shall have the meanings ascribed to them in the Employment Agreement and the Amendment.

[signature page follows]

The parties hereto have executed this Agreement, and this Agreement shall become effective, as of the dates and year first above written.

COMPANY

/s/ James A. Attwood, Jr.

By:	James A. Attwood, Jr.
Its:	Chairman

CONSULTANT

/s/ Tony G. Holcombe
Tony G. Holcombe

Signature Page for Consulting Agreement with Tony G. Holcombe